Exhibit 99.2

Unless the context otherwise requires, as used in this Exhibit 99.2, (i) the terms “Dollar,” “DFC,” the “Company,” “we,” “us,” “our” and similar names refer to Dollar Financial Corp. and its subsidiaries, (ii) the term “Dollar Financial UK” refers to Dollar Financial U.K. Limited, a wholly-owned subsidiary of Dollar Financial Corp., (iii) “Sefina” refers to Sefina Finance AB and its subsidiaries, (iv) “MEM” refers to Purpose UK Holdings Limited and its subsidiaries, and (v) “fiscal year” and “fiscal” refer to the twelve-month period ended on June 30 of the specified year. On January 10, 2011, Dollar Financial Corp. announced a three-for-two stock split on all shares of its common stock. The stock split was distributed on February 4, 2011 in the form of a stock dividend to all stockholders of record on January 20, 2011. Except where otherwise indicated, all share and per share amounts presented in this Exhibit 99.1 have been retroactively adjusted to give effect to the stock split. References to “$” refer to the lawful currency of the United States of America.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

On December 31, 2010, our wholly-owned subsidiary, Dollar Financial U.K. Limited, completed its acquisition of all of the outstanding capital stock of Sefina Finance AB, pursuant to a share purchase agreement dated December 2, 2010 with NSF Nordic Special Finance AB.

The total cash consideration for our acquisition of Sefina was approximately $91.2 million, of which approximately $59.1 million was paid in cash at closing. Approximately $14.9 million of additional cash, excluding accrued interest, is payable to the seller in equal installments. We paid the first installment on March 31, 2011, and the two remaining installments are due on June 30, 2011 and September 30, 2011. Furthermore, we are obligated to pay the seller additional contingent consideration based on the financial performance of Sefina during each of the two successive 12 month periods following the closing of the transaction, the aggregate amount of which we currently estimate to be approximately $17.2 million. As a part of the Sefina acquisition, we also assumed Sefina’s existing working capital lines of credit. These credit lines had an aggregate outstanding balance as of the closing of the transaction of $61.8 million, are secured primarily by the value of Sefina’s pawn pledge stock, and have average interest rates of approximately 4%.

On April 1, 2011, Dollar Financial UK completed its acquisition of all of the outstanding capital stock of Purpose UK Holdings Limited (MEM), pursuant to a share purchase agreement dated December 31, 2010 with CCRT International Holdings B.V. and CompuCredit Holdings Corporation. The purchase price for MEM was $195.0 million, subject to a post-closing adjustment to reflect the working capital of MEM and its subsidiaries as of the closing of the transaction.

The following unaudited pro forma condensed consolidating financial statements are based on our historical financial statements and those of Sefina and MEM after giving effect to our acquisition of each of these businesses. These pro forma financial statements give effect to the closing date borrowing and this offering, but do not give effect to any permanent debt financing that we may undertake in the future to finance the acquisition of MEM. These pro forma financial statements have been prepared applying the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed consolidating statements of operations data for the periods presented give effect to our acquisitions of Sefina and MEM as if they had been consummated on July 1, 2009. The unaudited condensed consolidating balance sheet of Dollar Financial Corp. as of December 31, 2010 includes the effect of our acquisition of Sefina as presented in our Quarterly Report on Form 10-Q for the period ended December 31, 2010 filed with the SEC on February 9, 2011. Accordingly, the accompanying unaudited pro forma combined condensed financial data should be read in conjunction with our historical financial statements and the accompanying disclosures for the six months ended December 31, 2010, which include a discussion of the preliminary purchase price allocation related to our acquisition of Sefina. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should also be read in conjunction with these unaudited pro forma condensed consolidating financial statements. You should also read the following information in conjunction with the unaudited pro forma condensed consolidating financial statements:

•	separate unaudited historical consolidated financial statements of Dollar Financial Corp. as of and for the six month period ended December 31, 2010, included in our Quarterly Report on Form 10-Q for the six months ended December 31, 2010 filed with the SEC on February 9, 2011;

•	separate audited historical consolidated financial statements of Dollar Financial Corp. as of and for the fiscal year ended June 30, 2010, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 filed with the SEC on August 28, 2010;

•	separate audited historical consolidated financial statements of Sefina as of and for the year ended December 31, 2010, included in our Current Report on Form 8-K/A filed with the SEC on March 14, 2011; and

•	separate audited consolidated balance sheets of MEM as of December 31, 2010 and December 31, 2009 and the consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010, and the notes related thereto, included as Exhibit 99.1 to the Current Report on Form 8-K of which this Exhibit 99.2 is a part.

The pro forma adjustments related to the purchase price allocation for our acquisitions of Sefina and MEM are preliminary and based on information obtained to date by management, and are subject to revision as additional information becomes available as to, among other things, the fair value of acquired assets and liabilities as well as any pre-acquisition contingencies. Since these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of purchase consideration and fair values attributable to such acquisitions, the actual amounts recorded for these acquisition may differ from the information presented. The estimation and allocations of purchase consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed. Revisions to the preliminary purchase price allocations may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholders’ equity, operating expense and costs, depreciation and amortization and interest expense.

The unaudited pro forma condensed consolidating financial statements should not be considered indicative of actual results that would have been achieved had our acquisitions of Sefina and MEM been consummated on the date or for the periods indicated, and do not purport to indicate consolidated balance sheet data or results of operations as of any future date or any future period.

Dollar Financial Corp.

Unaudited Pro Forma Condensed Consolidating Balance Sheet
December 31, 2010
(Dollars in millions)

	Dollar	Purpose UK	Pro Forma		Pro Forma
	Financial Corp.	Holdings Limited	Acquisition		Dollar
	Historical	(MEM) Consolidated	(Note 3)		Financial Corp.

Assets
Cash and cash equivalents	$170.4	$17.8	$(45.0	)A	$143.2
Consumer loans, net	122.0	33.0			155.0
Pawn loans	113.4	0.0			113.4
Loans in default, net	12.0	0.0			12.0
Other receivables	36.0	0.0			36.0
Prepaid expenses and other current assets	31.7	2.3			34.0

Total current assets	485.5	53.1	(45.0)		493.6
Deferred tax asset, net	19.2	0.0			19.2
Property and equipment, net	81.5	4.5			86.0
Goodwill and other intangibles	716.8	25.3	55.8	B	880.6
			82.7	C
Debt issuance costs, net	18.1	0.0			18.1
Other	18.6	0.0			18.6

Total Assets	$1,339.7	$82.9	$93.5		$1,516.1

Liabilities and Stockholders’ Equity
Accounts payable	$32.7	$3.4	$—		$36.1
Accrued expenses and other liabilities	90.8	1.3	3.0	D	95.1
Income taxes payable	6.8	6.4			13.2
Debt due within one year	7.8	19.6	(19.6	)E	7.8

Total current liabilities	138.1	30.7	(16.6)		152.2
Fair value of derivatives	66.8	0.0			66.8
Long-term deferred tax liability	29.2	0.0	15.3	F	44.5
Long-term debt	787.2	0.0	150.0	A	833.2
			(104.0	)G
Other non-current liabilities	66.5	0.0			66.5
Stockholders’ Equity
Common stock	0.0	0.0			0.0
Preferred stock		23.5	(23.5	)H	0.0
Additional paid in capital	334.6	0.2	(0.2	)H	438.6
			104.0	G
Accumulated (deficit) earnings	(83.2)	18.3	(18.3	)H	(86.2)
			(3.0	)D
Accumulated other comprehensive income	0.9	0.0			0.9

	252.3	42.0	59.0		353.3
Non-controlling interest	(0.4)	10.2	(10.2	)I	(0.4)

Total Liabilities and Stockholders’ Equity	$1,339.7	$82.9	$93.5		$1,516.1

Dollar Financial Corp.

Unaudited Pro Forma Condensed Consolidating Statement of Operations
For the Year Ended June 30, 2010
(Dollars in millions)

	Dollar		Purpose UK	Pro Forma		Pro Forma
	Financial Corp.	Sefina	Holdings Limited	Acquisition		Dollar
	Historical(1)	Finance AB	(MEM) Consolidated	(Note 3)		Financial Corp.

Revenues:
Fees from consumer lending	$319.5	$—	$77.5	$—		$397.0
Check cashing	149.5	0.0	0.0			149.5
Pawn service fees and sales	19.9	29.2	0.0			49.1
Other	144.3	0.0	0.0			144.3

Total revenues	633.2	29.2	77.5	0.0		739.9
Operating expenses:
Salaries and benefits	154.0	9.2	10.3			173.5
Provision for loan losses	45.9	0.0	22.3			68.2
Occupancy	43.3	2.8	1.6			47.7
Returned checks, net and cash shortages	9.0	0.0	0.0			9.0
Bank charges and armored carrier service	13.9	0.0	1.8			15.7
Depreciation	14.3	0.5	1.3			16.1
Other	106.5	4.9	19.7			131.1

Total operating expenses	386.9	17.4	57.0	0.0		461.3

Operating margin	246.3	11.8	20.5	0.0		278.6
Corporate and other expenses:
Corporate expenses	86.8	0.0	0.0			86.8
Other depreciation and amortization	7.3	2.0	0.0	8.7	J	18.0
Interest expense, net	68.9	3.4	2.6	(2.9	)K	72.0
Provision for litigation settlements	29.1	0.0	0.0			29.1
Loss on extinguishment of debt	9.5	0.0	0.0			9.5
Unrealized foreign exchange loss	10.2	0.0	0.0			10.2
Loss on derivatives not designated as hedges	12.9	0.0	0.0			12.9
Loss on store closings	3.3	0.0	0.0			3.3
Other expense (income), net	2.1	0.0	0.3			2.4

Income before income taxes	16.2	6.4	17.6	(5.8)		34.4
Income tax provision	21.4	1.7	6.0	(1.7	)M	27.4

Net (loss) income	$(5.2)	$4.7	$11.6	$(4.1)		$7.0
Less: Net loss attributable to non-controlling interests	(0.3)	0.0	2.9	(2.9	)N	(0.3)

Net income attributable to parent companies	$(4.9)	$4.7	$8.7	$(1.2)		$7.3

Net (loss) income per share:
Basic	$(0.14)					$0.18
Diluted	$(0.14)					$0.17
Weighed average shares outstanding
Basic	36,159,848			5,000,000		41,159,848
Diluted	36,159,848			5,000,000		42,244,438

(1)	For the year ended June 30, 2010, the previously reported amounts of other revenue and other operating expenses have been revised to correct certain immaterial classification errors. Specifically, charges previously netted in calculating total revenues of $2.3 million have been reclassified to operating expenses. Accordingly, this reclassification increased other revenue, total revenue, other operating expense, and total operating expense by $22.3 million for the year ended June 30, 2010. This reclassification did not affect the previously reported amounts of operating margin for any period.

Dollar Financial Corp.

Unaudited Pro Forma Condensed Consolidating Statement of Operations
For the Six Months Ended December 31, 2010

	Dollar		Purpose UK	Pro Forma		Pro Forma
	Financial Corp.	Sefina	Holdings Limited	Acquisition		Dollar
	Historical	Finance AB	(MEM) Consolidated	(Note 3)		Financial Corp.

Revenues:
Fees from consumer lending	$191.3	$—	$53.4	$—		$244.7
Check cashing	72.0	0.0	0.0			72.0
Pawn service fees and sales	13.5	15.9	0.0			29.4
Other	79.9	0.0	0.0			79.9

Total revenues	356.7	15.9	53.4	0.0		426.0
Operating expenses:
Salaries and benefits	83.5	5.5	7.1			96.1
Provision for loan losses	30.4	0.0	13.7			44.1
Occupancy	23.6	1.4	1.2			26.2
Returned checks, net and cash shortages	3.9	0.0	0.0			3.9
Bank charges and armored carrier service	7.7	0.0	1.1			8.8
Depreciation	7.5	0.4	0.9			8.8
Other	61.8	2.4	11.3			75.5

Total operating expenses	218.4	9.7	35.3	0.0		263.4

Operating margin	138.3	6.2	18.1	0.0		162.6
Corporate and other expenses:
Corporate expenses	49.4	0.0	0.0			49.4
Other depreciation and amortization	5.5	1.0	0.0	4.4	J	10.9
Interest expense, net	43.5	1.8	1.1	(1.4	)K	45.0
Proceeds from litigation settlements	(3.9)	0.0	0.0			(3.9)
Loss on extinguishment of debt	0.0	0.0	0.0			0.0
Unrealized foreign exchange gain	(32.4)	0.0	0.0			(32.4)
Loss on derivatives not designated as hedges	24.6	0.0	0.0			24.6
Loss on store closings	0.5	0.0	0.0			0.5
Other expense (income), net	2.6	(0.1)	0.1	(2.2	)L	0.4

Income before income taxes	48.5	3.5	16.9	(0.8)		68.1
Income tax provision	16.6	0.9	4.8	(0.3	)M	22.0

Net income	$31.9	$2.6	$12.1	$(0.5)		$46.1
Less: Net loss attributable to non-controlling interests	(0.4)	0.0	2.2	(2.2	)N	(0.4)

Net income attributable to parent companies	$32.3	$2.6	$9.9	$1.7		$46.5

Net income per share:
Basic	$0.89					$1.12
Diluted	$0.86					$1.09
Weighed average shares outstanding
Basic	36,440,562			5,000,000		41,440,562
Diluted	37,628,431			5,000,000		42,628,431

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

Note 1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidating financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission.

Certain information and certain disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures provided herein are adequate to make the information presented not misleading.

The information concerning Dollar Financial Corp. has been derived from our audited consolidated financial statements as of and for the year ended June 30, 2010, as included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, and from our consolidated financial statements as of and for the six months ended December 31, 2010, as included in our Quarterly Report on Form 10-Q for the six months ended December 31, 2010. The information concerning Sefina and MEM has been derived from the internally prepared financial statements of Sefina and MEM for the twelve months ended June 30, 2010 and as of and for the six months ended December 31, 2010. Both Sefina’s fiscal year and MEM’s fiscal year end on December 31. Sefina’s and MEM’s historical statement of operations for the twelve months ended June 30, 2010 represent a compilation of their quarterly periods during the twelve month period ended June 30, 2010. As a result, such statement of operations includes estimates inherent in preparing interim financial statements, such estimates were based on Sefina’s and MEM’s actual fiscal years. The financial statements of Sefina and MEM have been translated into U.S. dollars in accordance with GAAP. All balance sheet accounts are translated at the current exchange rate at each period end and income statement items are translated at the average exchange rate for the period. Certain reclassifications have been made to Sefina’s and MEM’s historical statements of operations to conform to Dollar’s presentation.

Article 11 of Regulation S-X requires that pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of operations are directly related to the transaction for which the pro forma financial information is presented and have a continuing impact on the results of operations. Certain charges have been excluded in the unaudited pro forma condensed consolidating statements of operations as such charges were incurred in direct connection with the acquisitions and are not expected to have an on-going impact on the results of operations after the closings.

The unaudited pro forma condensed consolidating statements of operations for the year ended June 30, 2010 and the six months ended December 31, 2010 give effect to the acquisition of MEM and Sefina as if the acquisitions had occurred on July 1, 2009 and July 1, 2010, respectively. The unaudited pro forma condensed consolidating balance sheet as of December 31, 2010 gives effect to the acquisition of MEM as if it occurred on December 31, 2010.

Note 2.	Purchase Price Allocation

The unaudited pro forma consolidated financial statements have been prepared to give effect to the acquisition of MEM, which will be accounted for as a purchase business combination in accordance with ASC 805. For purposes of the following, we have used a total estimated cash purchase price of approximately $195.0 million.

Under the purchase method of accounting, the total estimated purchase price is allocated to MEM’s net tangible and intangible assets based on their current estimated fair values on the date of the acquisition. Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, and other factors as described in the introduction to these unaudited pro forma consolidating financial statements, the preliminary purchase price for the MEM acquisition is allocated as follows (in millions):

Cash	$17.8
Consumer loans	33.0
Prepaid expenses and other current assets	2.3
Property and equipment	4.5
Accounts payable	(3.4)
Accrued expenses and other liabilities	(7.7)
Long-term deferred tax liability	(15.3)

Net tangible assets acquired	31.2
Definite-lived intangible assets acquired	54.8
Indefinite-lived intangible assets acquired	3.1
Goodwill	105.9

Total estimated purchase price	$195.0

Prior to the end of the measurement period for finalizing the purchase price allocation, if information becomes available which would indicate adjustments are required to the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively.

Of the total estimated purchase price, an estimate of $31.2 million has been allocated to net tangible assets acquired, $54.8 million has been allocated to definite-lived intangible assets acquired and $3.1 million has been allocated to indefinite-lived intangible assets. The remaining purchase price has been allocated to goodwill.

The components of the estimated fair value of the acquired identifiable intangible assets are as follows:

		Estimated
	Estimated Fair	Useful Lives
	Value	(Years)

Purchased technology	$44.8	7
Customer relationships	5.3	2
Channel relationships	4.4	3
Non-compete contracts	0.3	3
Tradename	3.1	Indefinite

Total identifiable intangible assets	$57.9

MEM’s principal business consists of marketing, servicing and/or originating small-balance, short-term loans (up to £750 for less than 40 days) via the Internet, which we refer to as Internet micro-loans. The main trading entity in the group is MEM Consumer Finance Limited. This entity controls the Internet operations and is referred to as our “MEM” operations. Internet micro-loans are predominantly made by directing the customer to the MEM website generally through direct marketing. Once at the website, the customer completes an online application for a loan by providing his or her name, address, employment information, desired loan amount and bank account information. This information is automatically screened for fraud and other indicators and based on this information an application is immediately approved or declined. In some cases, additional information may be required from the applicant prior to making a loan decision. Once a loan is approved, the customer agrees to the terms of the loan and the amount borrowed is directly deposited onto a customer’s debit card. At the agreed upon repayment date, the customer’s debit card is automatically charged for the full amount of the loan plus applicable fees. If repayment is not made at the agreed-upon repayment date, it is considered delinquent and MEM will continually seek to contact the customer in order to collect the amount due. We will either seek full repayment or by agreement with the customer collect the amount under a repayment schedule of up to six months (depending on the amount due). After 90 days of in-house collection activity, the account will be transferred to a third-party collection agency with an aim of maximizing recovery of the charged-off debt.

The fair value of the purchased technology is determined using the “income method,” which starts with a forecast of all the expected future net cash flows. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of the market participant, include: the amount and timing of the projected future cash flows (including revenue, cost of sales, operating expenses and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors. The fair value of the other identifiable assets is primarily determined using the replacement cost approach.

The definite-lived intangible assets acquired will result in approximately the following annual amortization expense (in thousands):

Fiscal Year 2011	$2.7
Fiscal Year 2012	10.7
Fiscal Year 2013	9.9
Fiscal Year 2014	7.5
Fiscal Year 2015	6.4
Thereafter	17.6

$54.8

Of the total estimated purchase price, approximately $105.9 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired. In accordance with ASC 350, “Intangibles-Goodwill and Other” goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if indicators of impairment arise. In the event that management determines that the goodwill has become impaired, we will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.

Note 3.	Pro Forma Acquisition Adjustments

Pro forma adjustments are made to reflect the estimated purchase price of MEM, to adjust amounts related to MEM’s net tangible and intangible assets to a preliminary estimate of the fair values of those assets and to reflect the amortization expense related to the estimated amortizable intangible assets.

The specific pro forma adjustments included in the unaudited pro forma condensed consolidating financial statements are as follows:

A — Reflects the closing of the MEM purchase and the total consideration paid using $45.0 million of existing cash and the initial borrowing by Dollar Financial UK of $150.0 million on our global revolving credit facility.

B — To adjust intangible assets to an estimate of fair value, as follows (in millions):

Eliminate MEM’s historical intangible assets	$(2.1)
Estimated fair value of intangible assets acquired (see Note 2)	57.9

$55.8

C — To adjust goodwill to an estimate of acquisition-date goodwill, as follows (in millions):

Eliminate MEM’s historical goodwill	$(23.2)
Estimated transaction goodwill (see Note 2)	105.9

$82.7

D — To reflect estimated remaining transactional-related costs associated with our acquisitions of Sefina and MEM.

E — Elimination of pre-existing MEM intercompany debt.

F — Deferred tax liabilities related to the identified intangible assets as disclosed in Note B.

G — To reflect anticipated impact of equity offering based on $110.8 million in gross proceeds with estimated fees and expenses of $6.8 million. We intend to loan the net proceeds of this offering to Dollar Financial UK to enable it to repay a portion of the amounts it initially borrowed under our global revolving credit facility in connection with the closing of the MEM acquisition. We intend to seek permanent financing for the MEM acquisition after the completion of this offering, although, there can be no assurance that such financing will be available or as to its terms.

H — To eliminate pre-existing MEM shareholders’ equity.

I — In the historical financial statements of MEM, there were non-controlling interests representing minority ownerships in various majority-owned subsidiaries that were included as a component of total equity. As of December 31, 2010, those non-controlling interests represented an aggregate ownership of 18%. As part of our acquisition of MEM, these minority ownership positions will be eliminated and MEM will be the 100% owner of all subsidiaries. This pro forma adjustment reflects the elimination of the minority owned interests.

J — To adjust amortization expense as follows (in millions):

	Year Ended	Six
	June 30,	Months Ended
	2010	December 31, 2010

Eliminate Sefina historical intangible asset amortization expense	$(2.0)	$(1.0)
Estimated amortization expense for MEM intangibles:
Technology intangible	6.4	3.2
Customer relationships	2.7	1.4
Channel relationships	1.5	0.8
Non-compete contracts	0.1	0.0

Totals	$8.7	$4.4

K — To adjust historical interest expense as follows (in millions):

	Year Ended	Six
	June 30,	Months Ended
	2010	December 31, 2010

Eliminate Sefina historical intercompany interest expense	$(1.9)	$(0.9)
Eliminate MEM historical intercompany interest expense	(2.6)	(1.1)
Recognize additional DFC interest expense on net revolver borrowing	1.6	0.6

Totals	$(2.9)	$(1.4)

L — To reflect the elimination of nonrecurring acquisition-related advisory and legal fees incurred by us during the six months ended December 31, 2010. Nonrecurring charges that do not have a continuing impact on operations are excluded in the pro forma presentation of the condensed consolidated statement of operations.

M — To adjust tax provision expense for all income statement impacts using a tax rate of 26.3% for Sefina’s adjustments and 28.0% for MEM adjustments.

N — As disclosed in Note I, all MEM non-controlling interest partners will be eliminated as of closing date. This adjustment reflects the elimination of the net income attributed to non-controlling interests.